Exhibit 99.1
Sotera Health Company Appoints Vincent K. Petrella as Lead Independent Director

CLEVELAND, OH, January 6, 2025 - Sotera Health Company (Nasdaq: SHC), a leading global provider of mission-critical end-to-end sterilization solutions and lab testing and advisory services for the healthcare industry, is pleased to announce today the appointment of Vincent K. Petrella as Lead Independent Director, effective January 2, 2025.

Mr. Petrella, who has served on Sotera Health Company’s Board of Directors since 2020, brings a wealth of experience and a deep understanding of the Company’s strategic vision and operations. In this newly appointed role, Mr. Petrella will serve as a key liaison among the Board, management and shareholders.

Mr. Petrella has decades of public company executive leadership and board experience. “Since joining our Board, Vince’s experience, insight and engagement have been invaluable as chairperson of our Audit Committee. We are delighted to benefit from his continued knowledge and guidance as our Lead Independent Director,” said Michael B. Petras, Jr., Sotera Health Chairman and Chief Executive Officer.

“It is a great privilege to engage with Sotera Health leadership and the Board, and I’m excited by this opportunity to lead in an expanded way,” Mr. Petrella said. “I appreciate the confidence of the Board and look forward to continuing to support Sotera Health and drive shareholder value.”

About Vincent K. Petrella

Mr. Petrella served as the Executive Vice President, Chief Financial Officer and Treasurer at Lincoln Electric Holdings, Inc., a welding, cutting and brazing products manufacturer from 2004 until April 2020. He is currently a board member of Applied Industrial Technologies, Inc. and the Gorman-Rupp Company.

About Sotera Health

Sotera Health Company is a leading global provider of mission-critical end-to-end sterilization solutions and lab testing and advisory services for the healthcare industry. Sotera Health goes to market through three businesses – Sterigenics®, Nordion® and Nelson Labs®. Sotera Health is committed to its mission, Safeguarding Global Health®.

Updates can be found from time to time on recent developments in matters relevant to investors on the Investor Relations section of the Company’s website at Investor Relations | Sotera Health. For developments related to Ethylene Oxide, updates can be found at Ethylene Oxide | Sotera Health.

INVESTOR RELATIONS CONTACT
Jason Peterson
Vice President, Investor Relations & Treasurer
IR@soterahealth.com

MEDIA CONTACT
Kristin Gibbs
Chief Marketing Officer
kgibbs@soterahealth.com

Source: Sotera Health Company